UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 21, 2009

Consolidated Graphics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	001-12631	76-0190827
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5858 Westheimer, Suite 200, Houston, Texas		77057
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-787-0977

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Grant of Stock Options

On May 21, 2009, the Compensation Committee of Consolidated Graphics, Inc. (the "Company") granted a non-qualified stock option to purchase 35,000 shares of stock to Joe R. Davis, Chairman and Chief Executive Officer, under the Company's Amended and Restated Long-Term Incentive Plan (the "Plan"). The stock option vests in equal increments over a five (5) year period commencing on May 21, 2010, and has an exercise price equal to $15.96 per share, the closing price of its common stock on May 21, 2009.

Pursuant to Mr. Davis' Amended and Restated Employment Agreement dated effective May 22, 2008 ("Employment Agreement"), Mr. Davis was eligible to receive an award of restricted stock units (RSUs) equal to $500,000 divided by the closing price per share of the Company's stock price on the last trading day prior to April 1, 2009, which entitled Mr. Davis to receive an award for approximately 39,308 RSUs. However, only 25,000 RSUs remained available for issuance under the terms of the Plan. The Company issued Mr. Davis the 25,000 RSUs available under the Plan on April 1, 2009. On May 21, 2009, the Compensation Committee granted the above referenced stock option to Mr. Davis to cover the shortfall between the value of the RSUs granted to Mr. Davis on April 1, 2009 and the number of RSUs that he was otherwise entitled to receive under the terms of his Employment Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consolidated Graphics, Inc.

May 27, 2009	By:	Jon C. Biro

Name: Jon C. Biro
Title: Executive Vice President and Chief Financial and Accounting Officer